UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 28, 2011

Commission File Number:  00049806

First PacTrust Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)
043639825
(IRS Employer Identification No.)

610 Bay Boulevard, Chula Vista, California 91910
(Address of principal executive offices)

619-691-1519
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 24, 2011, the Board of Directors of First PacTrust Bancorp, Inc. (the "Company") made several changes to the composition and structure of the Board.

The Board appointed Jeff Karish as a new director of the Company. There are no arrangements or understandings between Mr. Karish and any other persons pursuant to which he was selected as a director. There are no transactions in which Mr. Karish has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission. Mr. Karish will be entitled to the same compensation arrangements provided to the other non-employee directors of the Company, which are described in Item 8.01 of this report. Mr. Karish also has been appointed as a member of the Audit Committee of the Company's Board. Mr. Karish currently serves as Executive Vice President and acting General Counsel of Windsor Media LLC, and previously held positions as Head of Strategy for Yahoo's Media Group and as an Associate Principal for McKinsey & Company in Los Angeles. He holds a masters degree from Cambridge University and law degree from Harvard Law School.

Current director Timothy R. Chrisman was appointed as Chairman of the Board, replacing Alvin L. Majors who will remain a director of the Company and Chairman of the Board of the Company's subsidiary bank, Pacific Trust Bank (the "Bank"). Mr. Majors also will remain as Chairman of the Audit Committees of the Boards of Directors of the Company and the Bank. Additionally, Chad T. Brownstein was appointed Chairman of the Compensation Committee and Jeffrey T. Seabold was appointed Chairman of the Nominating Committee of the Company's Board of Directors.

A copy of the press release issued by the Company announcing the appointment of Mr. Karish and the other changes described above is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On October 24, 2011, the Company's Board of Directors changed the compensation program for the Company's directors, as follows:

â— for service as a Company Board member, compensation of $120,000, payable in cash or, at the director's election, in the form of stock options granted under the Company's 2011 Omnibus Incentive Plan (the "Omnibus Plan");

â— for the Chairman of the Company's Board, additional compensation of $60,000, payable in cash or, at the Chairman's election, in the form of stock options granted under the Omnibus Plan;

â— for each member of the Strategic Planning Committee of the Company's Board, additional compensation of $60,000 ($90,000 for the Chairman of the Strategic Planning Committee), payable in cash or, at the committee member's election, in the form of stock options granted under the Omnibus Plan; and

â— for each member of the Audit Committee of the Company's Board, additional compensation of $30,000 ($45,000 for the Chairman of the Audit Committee), payable in cash or, at the committee member's election, in the form of stock options granted under the Omnibus Plan.

The changes described above are effective retroactive to May 26, 2011. If the compensation that has been paid to any Company director since that date is less than the director would have received under the revised compensation program described above, the Board's Compensation Committee will cause any catch-up payments/awards to be made to the director to the extent deemed appropriate by the Compensation Committee. Company Directors Mitchell (who is the Company's President and Chief Executive Officer) and Brownstein (who is affiliated with TCW Shared Opportunity Fund V, L.P., a significant investor in the Company) do not receive any compensation from the Company for their Board service. The current members of the Strategic Planning Committee of the Company's Board are Steven Sugarman (Chairman), Brownstein, Chrisman, Gregory A. Mitchell and Seabold. The current members of the Audit Committee of the Company's Board are Majors (Chairman), Chrisman, Karish and Seabold.

The compensation payable to directors of the Bank also was changed on October 24, 2011, effective retroactive to May 26, 2011, as follows:

â— for service as a Bank Board member, compensation of $40,000, payable in cash or, at the director's election, in the form of stock options granted under the Omnibus Plan;

â— for the Chairman of the Bank's Board, additional compensation of $20,000, payable in cash or, at the Chairman's election, in the form of stock options granted under the Omnibus Plan; and

â— for each member of the Audit Committee of the Bank's Board, additional compensation of $6,000, payable in cash or, at the committee member's election, in the form of stock options granted under the Omnibus Plan.

The directors of the Company who also serve as directors of the Bank are Mr. Majors (Chairman of the Bank's Board and
Chairman of the Audit Committee of the Bank's Board), Mr. Mitchell and Mr. Sugarman. Mr. Mitchell does not receive any compensation for his service as a director of the Bank.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits:

The following exhibits are being filed herewith:

99.1 Press release dated October 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

Date:   October 28, 2011
By:	/s/ Richard Herrin

Name: Richard Herrin
Title: Executive Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated 10-28-11